Exhibit 99.1

Raptor Pharmaceuticals Schedules

2009 Annual Meeting of Stockholders

Novato, California, August 31, 2009 – Raptor Pharmaceuticals Corp. (“Raptor” or the “Company”) (OTC Bulletin Board: RPTP), today announced that it will hold its 2009 Annual Meeting of Stockholders on Monday, September 28, 2009 at 10:00 a.m. Pacific Time at their corporate offices at 9 Commercial Blvd., Suite 200, Novato, California. All stockholders of record as of August 27, 2009 will be eligible to vote at such annual meeting and all stockholders of Raptor are invited to attend such annual meeting.

TorreyPines Therapeutics, Inc. (NASDAQ: TPTX) which entered into a definitive merger agreement with Raptor in July 2009, will also hold its 2009 annual meeting of stockholders on September 28, 2009.

About Raptor Pharmaceuticals Corp.

Raptor Pharmaceuticals Corp. (“Raptor”) is dedicated to speeding the delivery of new treatment options to patients by working to improve existing therapeutics through the application of highly specialized drug targeting platforms and formulation expertise. Raptor focuses on underserved patient populations where it can have the greatest potential impact. Raptor currently has product candidates in clinical development designed to treat nephropathic cystinosis, non-alcoholic steatohepatitis (“NASH”), Huntington’s Disease (“HD”), and aldehyde dehydrogenase (“ALDH2”) deficiency.

Raptor’s preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein (“RAP”) and related proteins that are designed to target cancer, neurodegenerative disorders and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statement: that Raptor and/or TorreyPines Therapeutics, Inc. will obtain a quorum to be able to hold their respective annual meetings on September 28, 2009. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Raptor’s actual results to be materially different from these forward-looking statements. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in Raptor’s filings from time to time with the Securities and Exchange Commission (the “SEC”), which Raptor strongly urges you to read and consider, including the joint proxy statement/prospectus on Form S-4 filed by TorreyPines on August 19, 2009; Raptor’s Registration Statement on Form S-1, as amended, that was declared effective on August 7, 2008; Raptor’s annual report on Form 10-K filed with the SEC on October 30, 2008, as amended by that Form 10-K/A filed with the SEC on December 23, 2008; and Raptor’s Form 10-Q filed with the SEC on July 15, 2009, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor’s reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

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For more information, please contact:	The Ruth Group
Kim Tsuchimoto, CFO	Sara Ephraim Pellegrino (investors) / Janine McCargo (media)
415-382-1390	(646) 536-7002 / (646) 536-7033
ktsuchimoto@raptorpharma.com	spellegrino@theruthgroup.com / jmccargo@theruthgroup.com